UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 17, 2001

FIRST PLACE FINANCIAL CORP.
(Exact name of registrant as specified in its charter)

Delaware	0-25049	34-1880130
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification #)
of incorporation)

185 E. Market Street, Warren, OH	44482
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including are code (330) 373-1221

N/A
(Former name or former address, if changed since last report)

Item 5 Other Events

Third Quarter Financial Information Press Release…………

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST PLACE FINANCIAL CORP.

Date: April 18, 2001	By: /s/ Steven R. Lewis
Steven R. Lewis,
President and CEO

For Immediate Release	For Further Information:
Steven R. Lewis, President & CEO
Terri Liutkus, Chief Financial Officer
(330) 373-1221

First Place Financial Corp. Announces 3rd Quarter Net Income and Regular Dividend

Warren, Ohio, April 17, 2001 - First Place Financial Corp. (NASDAQ: FPFC) reported net income for its third fiscal quarter ended March 31, 2001 of $3.6 million, or $.24 per diluted share, compared to net income of $2.0 million, or $.26 per diluted share for last year’s quarter ended March 31, 2000. The Company’s performance for the quarter ended March 31, 2001 included $1.6 million in pre-tax merger costs primarily related to a voluntary separation incentive program, information systems conversion and marketing associated with the Company’s merger with FFY Financial Corp. (FFY), which closed on December 22, 2000. Net income for the quarter ended March 31, 2001, excluding merger costs, totaled $4.6 million, or $.30 per diluted share.

Net income for the nine months ended March 31, 2001 totaled $2.4 million, or $.22 per diluted share compared to net income of $6.6 million, or $.72 per diluted share for the prior year period ended March 31, 2000. The Company’s performance for the nine months ended March 31, 2001 included $8.1 million in pre-tax merger and restructuring costs associated with the FFY merger. Net income for the nine months ended March 31, 2001, excluding merger and restructuring costs, totaled $7.7 million, or $.70 per diluted share.

Additional costs primarily related to completion of the information systems conversion, which occurred in April 2001, and marketing the “First Place Bank” name will be incurred by First Place over the next two fiscal quarters. Pre-tax costs of approximately $950,000 and $200,000 are expected to be incurred in the quarters ending June 30, 2001 and September 30, 2001.

Assets totaled $1.6 billion at March 31, 2001, an increase of $567.9 million from $1.1 billion at June 30, 2000. The increase was primarily attributable to the addition of $681.8 million in assets in the merger with FFY offset by repayment of FHLB advances with proceeds from loan and security sales associated with the balance sheet restructuring that occurred in December 2000. At that time, the Company securitized $192.0 million in primarily fixed rate 1-4 family mortgage loans and sold $149.4 million of these and $50.1 million other securities to provide additional liquidity and lower its interest rate risk profile.

Net loans receivable totaled $1.0 billion at March 31, 2001, an increase of $323.3 million from $705.1 million at June 30, 2000 due to the addition of $492.5 million in loans in the merger offset by the loan securitization transaction.

Deposits totaled $1.0 billion at March 31, 2001, an increase of $429.6 million from $586.7 million at June 30, 2000 due to the addition of $432.3 million in deposits in the merger.

First Place changed the name of its thrift subsidiary from First Federal Savings and Loan Association of Warren to First Place Bank as part of the FFY merger transaction. On April 9, 2001, all 24 branch offices in Portage, Mahoning and Trumbull Counties, which had previously operated as First Federal of Warren or FFY Bank branches, began operating under the First Place Bank name.

Steven R. Lewis, President and CEO of First Place stated, “The computer systems conversion and financial service center rebranding were tremendously successful. Consumers now have the ability to enjoy community based financial services in any of our First Place financial service centers, real estate offices, insurance offices and loan production offices in Portage, Mahoning and Trumbull Counties and across central and northeast Ohio. Our advertising campaign over the next few months is designed to make First Place Bank first in mind for financial services. We continue to move toward our goal to become the leading provider of financial services in this region.”

At its meeting on April 17, 2001, the Company’s board of directors declared its regular quarterly dividend of $.125 per share. The dividend will be paid on May 10, 2001 to shareholders of record on April 26, 2001.

On February 20, 2001, the Company announced a share repurchase program to buyback 1.0 million shares of the Company’s common stock in open market transactions over a twelve-month period which began on February 26, 2001. To date 660,421 shares have been repurchased at an average price of $11.80 per share, leaving 339,579 shares remaining to be purchased. The Company will continue to repurchase shares commencing April 20, 2001. Since completing its conversion to a publicly owned stock company on December 28, 1998, the Company has repurchased 4.9 million shares at an average price of $11.61 per share, returning $56.9 million to shareholders.

Additional information about the Company may be found on the Company’s web site: www.fpfc.net.

When used in this press release, or future press releases or other public or shareholder communications, in filings by the Company with the Securities and Exchange Commission, or in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FIRST PLACE FINANCIAL CORP.
Selected Consolidated Financial Condition Data: (Unaudited)

($ in thousands)	March 31, 2001	December 31, 2000	September 30, 2000	June 30, 2000

Total assets	$1,619,435	$1,636,487	$1,043,906	$1,051,577
Loans receivable, net	1,028,385	1,048,610	721,095	705,066
Loans available for sale	15,321	974	11,097	13,071
Allowance for loan losses	10,701	10,831	6,353	6,150
Non performing assets	16,385	14,440	12,366	7,416
Securities available for sale	425,745	395,299	255,108	261,051
Deposits	1,016,375	1,023,769	580,435	586,748
Federal Home Loan Bank advances	264,080	301,365	261,564	227,762
Repurchase agreements	89,446	88,876	50,000	75,000
Total shareholders' equity	194,376	203,624	138,682	147,975
Total shares outstanding	15,420,248	16,664,113	9,683,250	10,688,450

	Three Months Ended March 31,			Nine Months Ended March 31,
Selected Consolidated Operations Data:	2001	2000	% Change	2001	2000	% Change

($ in thousands except per share amounts)

Total interest income	$30,090	$14,415	109%	$69,101	$41,815	65%
Total interest expense	17,305	8,058	115%	42,936	22,291	93%

Net interest income	12,785	6,357	101%	26,165	19,524	34%
Provision for loan losses	658	222	196%	2,463	605	307%

Net interest income after provision
for loan losses	12,127	6,135	98%	23,702	18,919	25%

Non interest income	1,543	497	210%	3,023	1,461	107%
Gain (loss) on sale of securities	280	(1)	N/M	(1,121)	(6)	N/M
Gain (loss) on sale of loans	608	96	533%	(1,357)	271	N/M
Merger expenses	(1,563)	0	N/M	(3,230)	0	N/M
Non interest expense	(7,856)	(3,660)	115%	(18,410)	(10,830)	70%

Income before income tax	5,139	3,067	68%	2,607	9,815	-73%

Provision for income tax	1,585	1,029	54%	234	3,199	-93%

Net income	$3,554	$2,038	74%	$2,373	$6,616	-64%

Net income excluding merger and
restructuring costs	$4,570			$7,679

Basic earnings per share	$0.24	$0.26		$0.22	$0.72
Diluted earnings per share	$0.24	$0.26		$0.22	$0.72
Diluted earnings per share excluding
merger and restructuring costs	$0.30	N/A		$0.70	N/A
Cash dividends declared per share	$0.125	$0.075		$0.350	$0.225
Average shares outstanding - basic	14,918,420	7,931,541		10,910,527	9,144,179
Average shares outstanding - diluted	15,119,789	7,931,541		10,982,157	9,144,179

N/M - Not a meaningful measure of performance.
N/A - Not applicable.

	At or for the Three Months Ended March 31,		At or for the Nine Months Ended March 31,
Selected Financial Ratios: (1)	2001	2000	2001	2000

Performance Ratios:
Return on average assets (2)	0.89%	1.02%	0.25%	1.13%
Return on average equity (3)	7.03%	6.27%	1.93%	6.11%
Interest rate spread (4) (9)	3.05%	2.44%	2.42%	2.52%
Net interest margin (5) (9)	3.59%	3.26%	3.05%	3.43%
Efficiency ratio (6)	60.67%	52.67%	74.15%	50.96%
Net interest income to operating expenses (9)	143.31%	173.69%	125.71%	180.28%

Without merger and restructuring costs:
Return on average assets (2)	1.15%	N/A	0.82%	N/A
Return on average equity (3)	9.03%	N/A	6.26%	N/A
Efficiency ratio (6)	50.20%	N/A	55.76%	N/A

Capital Ratios:
Equity to total assets at end of period	12.00%	15.30%	12.00%	15.30%
Tangible book value per share (7)	$11.21	$16.55	$11.21	$16.55
Average interest-earning assets to
average interest-bearing liabilities	111.87%	119.78%	112.83%	123.36%

Asset Quality Data:
Nonperforming assets to total assets (8)	1.01%	0.23%	1.01%	0.23%
Allowance for loan losses to non performing loans	71.36%	275.35%	71.36%	275.35%
Allowance for loan losses to gross loans outstanding	1.02%	0.69%	1.02%	0.69%
Net charge-offs (000's)	$732	$207	$1,935	$469
Annualized net charge-offs to average loans	0.28%	0.16%	0.30%	0.13%

(1) Ratios are annualized where appropriate.
(2) Ratio of net income to average total assets.
(3) Ratio of net income to average equity.
(4) Difference between weighted average yield on interest-earning assets and weighted average cost of interest-bearing liabilities.
(5) Ratio of net interest income to average interest-earning assets.
(6) Ratio of non interest expense less amortization of goodwill to the sum of net interest income, non interest income and gain (loss) on sale of loans.
(7) Total shareholders' equity minus unamortized goodwill divided by number of shares outstanding.
(8) Non performing assets consist of nonperforming loans, repossessed autos and other real estate owned.
(9) Ratio is presented on a fully taxable equivalent basis using the company's federal statutory tax rate of 34%.
N/A - Not applicable.